Investor Contact	Media Contact
Linda Ventresca	Joe Cohen
AXIS Capital Holdings Limited	AXIS Capital Holdings Limited
investorrelations@axiscapital.com	joseph.cohen@axiscapital.com
(441) 405-2727	(212) 715-3524

AXIS CAPITAL PROVIDES SUPPLEMENTAL FINANCIAL INFORMATION RELATED TO THE REALIGNMENT OF ITS ACCIDENT & HEALTH BUSINESS

Pembroke, Bermuda, April 11, 2018 - AXIS Capital Holdings Limited ("AXIS Capital" or the "Company") (NYSE: AXS) today announced that supplemental financial information presenting unaudited historical financial information reflecting the recently announced realignment of the Company's Accident & Health business for the years ended December 31, 2017, 2016 and 2015 and the quarterly periods therein, is available in the Investor Information section of its website.

The realignment of the Company's Accident & Health business into the Company's Insurance and Reinsurance segments took place in the first quarter of 2018. Financial results relating to this business were previously included wholly in the results of the Insurance segment of the Company. As a result of the realignment, effective January 1, 2018 Accident & Health results will be included in the results of both the Insurance and the Reinsurance segments of the Company. The results will be inclusive of underwriting-related general and administrative expenses attributable to the Company’s Accident & Health business.

In conjunction with this announcement, the Company has furnished a Current Report on Form 8-K with the U.S. Securities and Exchange Commission containing the supplemental financial information reflecting the realignment of the Company's Accident & Health business.

About AXIS Capital
AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at December 31, 2017 of $5.3 billion and locations in Bermuda, the United States, Europe, Singapore, Middle East, Canada and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A+” (“Superior”) by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

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